Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Asma Emneina	Don Duffy
	(650) 565-7791	(650) 565-7740
	asma@financialengines.com	ir@financialengines.com

Financial Engines Reports Third Quarter 2011 Financial Results

Revenue Increases 24% Year Over Year to $35.7 Million

Adjusted EBITDA Increases 37% to $9.7 Million

Provides Outlook for Fiscal Year 2012

PALO ALTO, Calif. – November 7, 2011 – Financial Engines (NASDAQ: FNGN), the largest independent provider of investment management and advice to employees in retirement plans, today reported financial results for its third quarter ended September 30, 2011.

Financial results for the third quarter of 2011 compared to the third quarter of 2010:i

•	Revenue increased 24% to $35.7 million for the third quarter of 2011 from $28.8 million for the third quarter of 2010

•	Professional management revenue increased 32% to $26.3 million for the third quarter of 2011 from $19.9 million for the third quarter of 2010

•

Net income was $3.4 million, or $0.07 per diluted share, for the third quarter of 2011 compared to net income of $53.4 million, or $1.15 per diluted share, for the third quarter of 2010, which included an income tax benefit of $49.9 million

•	Non-GAAP Adjusted EBITDA[i] increased 37% to $9.7 million for the third quarter of 2011 from $7.1 million for the third quarter of 2010

•

Non-GAAP Adjusted Net Income[i] decreased 12% to $4.2 million for the third quarter of 2011 from $4.7 million for the third quarter of 2010. This decrease was more than accounted for by a significant change in the effective tax rate.

•

Non-GAAP Adjusted Earnings Per Share[i] decreased 20% to $0.08 for the third quarter of 2011 compared to $0.10 for the third quarter of 2010. This decrease was more than accounted for by a significant change in the effective tax rate.

Key operating metrics as of September 30, 2011:ii

•	Assets under contract (“AUC”) were $447.0 billion

i	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted EBITDA and Adjusted Earnings Per Share.
ii	Operating metrics include both advised and subadvised relationships.

•	Assets under management (“AUM”) were $42.0 billion

•	Members in Professional Management were over 545,000

•

Asset enrollment rates for companies where services have been available for 26 months or more averaged 12.1%iii, and an estimated 12.4% had AUC been marked-to-market at the end of the third quarter of 2011.

“Our AUM has grown 24% over the past 12 months, despite a decline in the S&P 500 of 1% over the same period,” said Jeff Maggioncalda, president and CEO of Financial Engines. “We continue to deploy Income+ with our provider partners and have a Fortune 500 sponsor using Income+ as a lifetime income default for employees aged 60 and older.”

Review of financial results for the third quarter of 2011

Revenue increased 24% to $35.7 million for the third quarter of 2011 from $28.8 million for the third quarter of 2010. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 32% to $26.3 million for the third quarter of 2011 from $19.9 million for the third quarter of 2010.

Costs and expenses increased 19% to $30.4 million for the third quarter of 2011 from $25.6 million for the third quarter of 2010. This increase was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, employee-related wages and benefits costs due to increased headcount and compensation increases, and print costs associated with enrollment campaigns and member materials, offset by a decrease in cash incentive compensation and non-cash, stock-based compensation expense.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) increased to 36% for the third quarter of 2011 from 35% for the third quarter of 2010. This was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, which resulted from an increase in professional management revenue and contractual increases in plan provider fees as a result of achieving AUM milestones, as well as an increase in subadvisory campaign printed materials costs.

Income from operations was $5.3 million for the third quarter of 2011, compared to $3.2 million for the third quarter of 2010. As a percentage of revenue, income from operations was 15% for the third quarter of 2011 compared to 11% for the third quarter of 2010.

Net income was $3.4 million, or $0.07 per diluted share, for the third quarter of 2011 compared to $53.4 million, or $1.15 per diluted share, for the third quarter of 2010. Net income for the third quarter of 2010 included an income tax benefit of $49.9 million due to the release of certain valuation allowances.

On a non-GAAP basis, Adjusted Net Incomei was $4.2 million and Adjusted Earnings Per Sharei were $0.08 for the third quarter of 2011 compared to Adjusted Net Income of $4.7 million and

iii

Please see information regarding enrollment rates and the component AUC in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 10-Q for the quarter ended June 30, 2011 filed August 5, 2011 with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov.

Adjusted Earnings Per Share of $0.10 for the third quarter of 2010. This decrease was due primarily to an income tax benefit, exclusive of the release of certain valuation allowances, of 10% in the third quarter of 2010, compared to a more normalized tax expense of 37% in the third quarter of 2011. This increase in tax expense accounts for more than the total decrease in Adjusted Net Income and Adjusted Earnings Per Share compared to the prior year.

“The company continues to grow and show resilience, even in the face of very turbulent markets,” said Ray Sims, chief financial officer of Financial Engines. “We continue to track toward our stated long-term objectives while pursuing growth opportunities.”

Assets Under Contract and Assets Under Management

AUC increased by 30% to $447 billion as of September 30, 2011, from $344 billion as of September 30, 2010.

AUM increased by 24% to $42.0 billion as of September 30, 2011, from $34.0 billion as of September 30, 2010. The increase in AUM was driven primarily by net enrollment into the Professional Management service and contributions.

In billions	Q4’10	Q1’11	Q2’11	Q3’11
AUM, Beginning of Period	$34.0	$37.7	$41.0	$43.8
AUM from net enrollment(1)	1.0	1.1	2.5	1.8
Other(2)(3)	2.7	2.2	0.3	(3.6)

AUM, End of Period	$37.7	$41.0	$43.8	$42.0

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period less the aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period, less the aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.
(2)	Other factors affecting assets under management include employer and employee contributions, market movement, plan administrative fees as well as participant loans and hardship withdrawals. We cannot separately quantify the impact of these factors as the information we receive from the plan providers does not separately identify these transactions or the changes in balances due to market movement.
(3)	Contributions are estimated each quarter from annual contribution rates based on data received from plan providers. Contributions are estimated to have been approximately $0.6 billion in Q4’10, $0.6 billion in Q1’11, $0.7 billion in Q2’11, and $0.7 billion in Q3’11. These amounts are included in the Other line item in the above table.

Aggregate Investment Style Exposure for Portfolios Under Management

As of September 30, 2011, the aggregate investment style exposure of the portfolios we managed was approximately as follows:

Cash	4%
Bonds	27%
Domestic Equity	47%
International Equity	22%

Total	100%

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at November 3, 2011 levels, the Company estimates that its 2011 revenue will be in the range of $143 million to $145 million and that its 2011 non-GAAP Adjusted EBITDA will be $42 million plus or minus $1 million.

Based on financial markets remaining at November 3, 2011 levels, we estimate 2012 revenue to be in the range of $172 million to $177 million and 2012 non-GAAP Adjusted EBITDA to be in the range of $48 million to $50 million.

Conference Call

The Company will host a conference call to discuss third quarter 2011 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 317-6789, or for international callers (412) 317-6789. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 10005580. The replay will remain available until Friday, November 11, 2011, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before stock-based compensation expense, net of tax, the impact of stock dividends issued and certain other items such as the income tax benefit from the release of valuation allowances. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. For all periods, the dilutive common share equivalents outstanding also include on a non-weighted basis the conversion of all preferred stock to common stock, the shares associated with the stock dividend and the shares sold in the initial public offering. This differs from the weighted average diluted shares outstanding used for purposes of calculating GAAP earnings per share. Non-GAAP Adjusted EBITDA is defined as net income before net interest expense (income), income tax expense

(benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commission and stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is the nation’s largest independent investment advisor and is committed to providing everyone the trusted retirement help they deserve. The Company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. To meet the needs of different investors, Financial Engines offers both Online Advice and Professional Management. Professional Management includes Income+, which provides steady monthly payouts from a 401(k) that can last for life. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, please visit www.financialengines.com.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “will,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, its strategic operational plans, objectives and growth strategy, demographic and other trends, its market opportunity, its plans to invest more aggressively to take advantage of potential growth opportunities, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2010 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of November 7, 2011 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment adviser. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2010	September 30, 2011
Assets
Current assets:
Cash and cash equivalents	$114,937	$132,316
Accounts receivable, net	23,942	32,886
Prepaid expenses	2,802	2,902
Deferred tax assets	11,685	11,685
Other current assets	2,189	3,187

Total current assets	155,555	182,976
Property and equipment, net	3,148	4,068
Internal use software, net	11,130	11,191
Long-term deferred tax assets	39,460	35,397
Direct response advertising, net	4,615	8,284
Other assets	3,708	3,579

Total assets	$217,616	$245,495

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,384	$10,256
Accrued compensation	15,607	9,980
Deferred revenue	7,457	13,720
Other current liabilities	137	149

Total current liabilities	30,585	34,105
Long-term deferred revenue	1,494	1,407
Other liabilities	317	345

Total liabilities	32,396	35,857

Contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value— 10,000 authorized as of December 31, 2010 and September 30, 2011;
None issued or outstanding as of December 31, 2010and September 30, 2011	—	—
Common stock, $0.0001 par value— 500,000 authorized as of December 31, 2010 and September 30, 2011;
43,116 and 45,405 shares issued and outstanding at December 31, 2010 and September 30, 2011, respectively	4	5
Additional paid-in capital	279,038	294,046
Deferred compensation	(36)	—
Accumulated deficit	(93,786)	(84,413)

Total stockholders’ equity	185,220	209,638

Total liabilities and stockholders’ equity	$217,616	$245,495

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Revenue:
Professional management	$19,927	$26,305	$54,380	$76,706
Platform	7,659	8,299	22,022	24,058
Other	1,176	1,054	2,276	2,447

Total revenue	28,762	35,658	78,678	103,211

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	10,189	12,924	27,387	36,811
Research and development	4,678	5,098	14,138	15,644
Sales and marketing	6,862	7,436	19,734	22,312
General and administrative	2,849	3,404	8,298	9,855
Amortization of internal use software	974	1,508	2,694	4,276

Total costs and expenses	25,552	30,370	72,251	88,898

Income from operations	3,210	5,288	6,427	14,313
Interest income (expense)	29	(1)	(86)	2

Income before income taxes	3,239	5,287	6,341	14,315
Income tax expense (benefit)	(50,172)	1,933	(49,944)	4,942

Net income	53,411	3,354	56,285	9,373
Less: Stock dividend	—	—	5,480	—

Net income attributable to holders of common stock	$53,411	$3,354	$50,805	$9,373

Net income per share attributableto holders of common stock
Basic	$1.30	$0.07	$1.55	$0.21
Diluted	$1.15	$0.07	$1.16	$0.19
Shares used to compute net income per share attributable to holders of common stock
Basic	41,205	45,237	32,695	44,508
Diluted	46,563	49,419	43,900	49,356

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2010	2011
Cash flows from operating activities:
Net income	$56,285	$9,373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,350	1,608
Amortization of internal use software	2,557	4,027
Stock-based compensation	5,798	3,922
Amortization of deferred sales commissions	853	1,006
Amortization and impairment of direct response advertising	697	1,869
Income tax benefit from release of valuation allowance	(49,853)	—
Provision for doubtful accounts	128	109
Loss on fixed asset disposal	7	—
Excess tax benefit associated with stock-based compensation	(163)	(671)
Changes in operating assets and liabilities:
Accounts receivable	(7,343)	(9,052)
Prepaid expenses	(622)	(100)
Deferred tax assets	(51)	4,063
Direct response advertising	(3,550)	(5,526)
Other assets	(1,209)	(1,843)
Accounts payable	1,088	3,635
Accrued compensation	1,801	(5,627)
Deferred revenue	3,401	6,177
Other liabilities	(32)	40

Net cash provided by operating activities	11,142	13,010

Cash flows from investing activities:
Purchase of property and equipment	(2,104)	(2,621)
Capitalization of internal use software	(4,474)	(4,119)
Restricted cash	(950)	(32)

Net cash used in investing activities	(7,528)	(6,772)

Cash flows from financing activities:
Payments on term loan payable	(8,055)	—
Payments on capital lease obligations	(2)	—
Net share settlements for stock-based awards minimum tax withholdings	(921)	(1,718)
Excess tax benefit associated with stock-based compensation	163	671
Proceeds from issuance of common stock, net of offering costs	83,943	12,188

Net cash provided by financing activities	75,128	11,141

Net increase in cash and cash equivalents	78,742	17,379
Cash and cash equivalents, beginning of period	20,713	114,937

Cash and cash equivalents, end of period	$99,455	$132,316

Supplemental cash flows information:
Income taxes paid, net of refunds	$1,182	$63
Interest paid	$184	$5
Non-cash operating, investing and financing activities:
Stock dividend	$5,480	$—
Capitalized stock-based compensation for internal use software	$337	$219
Capitalized stock-based compensation for direct response advertising	$52	$31

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

Non-GAAP Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
	(In thousands)
Net income	$53,411	$3,354	$56,285	$9,373
Interest expense (income)	(29)	1	86	(2)
Income tax expense (benefit)	(50,172)	1,933	(49,944)	4,942
Depreciation	481	570	1,350	1,608
Amortization of internal use software	921	1,419	2,557	4,027
Amortization and impairment of direct response advertising	307	721	697	1,869
Amortization of deferred sales commissions	274	367	853	1,006
Stock-based compensation	1,913	1,355	5,798	3,922

Non-GAAP Adjusted EBITDA	$7,106	$9,720	$17,682	$26,745

Non-GAAP Adjusted Net Income and Adjusted Earnings per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
	(In thousands, except per share amounts)
Net income	$53,411	$3,354	$56,285	$9,373
Stock-based compensation, net of tax (1)	1,182	837	3,583	2,423
Income tax benefit from release of valuation allowance	(49,853)	—	(49,853)	—

Non-GAAP Adjusted Net Income	$4,740	$4,191	$10,015	$11,796

Non-GAAP Adjusted Earnings Per Share	$0.10	$0.08	$0.22	$0.24
Shares of common stock outstanding	41,512	45,237	41,333	44,558
Dilutive restricted stock and stock options	5,051	4,182	4,714	4,798

Non-GAAP adjusted weighted common shares outstanding	46,563	49,419	46,047	49,356

(1)	For the calculation of Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented.